EXHIBIT 12.1

                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES








                                                Years ended December 31,
                                         --------------------------------------
Millions of dollars                         2001    2000    1999   1998   1997
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
Earnings from continuing operations      $   599 $   723 $   113  $  93  $ 615
Provision for income taxes                   452     497     121    168     73
Minority interests                            41      16      16      7      9
Distributions (less than) greater than
  earnings from equity investments            69     (57)     (4)    (2)   (65)
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         Earnings subtotal  (a)            1,161   1,179     246    266    632
Fixed charges included in earnings:
  Interest expense                           192     210     199    177    183
  Distribution on convertible
   preferred securities                       33      33      33     33     33
  Interest portion of rentals  (b)            19      20      22     20     23
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         Fixed charges subtotal              244     263     254    230    239
Earnings from continuing operations
   available before fixed charges        $ 1,405 $ 1,442 $   500  $ 496  $ 871
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Fixed charges:
   Fixed charges included in earnings        244     263     254    230    239
   Capitalized interest                       27      13      16     26     35
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         Total fixed charges             $   271 $   276 $   270  $ 256  $ 274
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Ratio of earnings from continuing
  operations to fixed charges                5.2     5.2     1.9    1.9    3.2
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
(a) Includes pre-tax impairment of :         137      66      23    102     69

The ratio of earnings, excluding
  impairment, to fixed charges would be:     5.7     5.5     1.9    2.3    3.4

(b) Calculated as one-third of operating rental expense.